FIRST BANK SYSTEM AND METROPOLITAN FINANCIAL
                    SIGN PURCHASE AGREEMENT

MINNEAPOLIS, July 21, 1994--First Bank System, Inc. (NYSE: FBS) today announced that it had signed a definitive purchase agreement to acquire Minneapolis-based Metropolitan Financial Corporation (NYSE: MFC). The companies previously announced on July 1 that they had signed a letter of intent. The acquisition is subject to shareholder and regulatory approvals. The transaction is expected to close in the first quarter of 1995.

     FBS will exchange .6803 shares of First Bank System common stock for each common share of Metropolitan resulting in a per share price of $24.66 based upon FBS closing stock price of $36.25 on July 20, 1994. The exchange ratio is subject to change based upon changes in FBS stock price under certain circumstances. The aggregate purchase price is approximately $800 million. In its July 1 announcement, FBS said that upon completion of the due diligence process, it would establish a definitive exchange ratio that would be between .6803 and .7347 shares of FBS common stock for each common share of Metropolitan.

     The exchange ratio would be adjusted if the average of the closing prices of FBS common stock is less than $33.00 for the 20 trading days ending three business days prior to the last date of both companies' meetings of shareholders. In that event, the exchange ratio would be multiplied by the quotient of $33.00 divided by the average price. In addition, if the average

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price is greater than $40.50, the exchange ratio would be adjusted by multiplying the ratio by the quotient of $40.50 divided by the average price. Either company can terminate the agreement if the average price of FBS common stock is less than $29.50. In addition, Metropolitan will issue to FBS a warrant granting FBS the option to purchase up to 19.9% of the outstanding shares of Metropolitan common stock under certain circumstances.

     John F. Grundhofer, chairman, president and chief executive officer of First Bank System said, "FBS has become a high performing company over the past five years by taking actions that make strategic and financial sense. This acquisition delivers positive returns to shareholders as well as a broader line of products and services to Metropolitan customers." The acquisition adds the states of Nebraska, Iowa, Kansas, and Wyoming to First Bank System's service area and expands its existing presence in Minnesota, North Dakota, South Dakota and Wisconsin. The company expects the acquisition to be accretive to earnings by approximately 10 cents per share in the first year of operation.

     Norman M. Jones, chairman and chief executive officer of Metropolitan Financial Corporation, will become a member of the FBS Board of Directors and will serve as chairman of Metropolitan Federal Bank fsb, which will be renamed First Bank fsb. First Bank fsb will operate under a thrift charter in selected locations. "This acquisition is in keeping with our tradition of providing strong shareholder returns," said Jones. "It will result in more than a 30 percent annualized total rate of return to shareholders who purchased shares when Metropolitan became a public company in 1983. Additionally our customers will now have access to a wider variety of products and services. I am also pleased to join the First Bank board of directors to be the chairman of their thrift subsidiary and to continue my involvement in the financial services industry."

     Metropolitan Financial said that it expects to take an estimated one time, after tax restructuring charge of $45 million prior to the close as a result of the acquisition

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     First Bank System is a regional bank holding company headquarterd in
Minneapolis with assets of $25.9 billion. The company provides complete financial services to individuals and institutions through nine banks and other financial services companies with 220 offices primarily in Minnesota, Colorado, Illinois, Montana, North Dakota, South Dakota, and Wisconsin.

     Metropolitan Financial Corporation is a regional financial services holding company headquartered in Minneapolis with $8.0 billion in assets and $5.6 billion in deposits at June 30, 1994. Metropolitan Federal Bank, fsb, the company's full service consumer savings bank, operates more than 211 offices primarily in North Dakota, Minnesota, Iowa, Nebraska, Kansas, Wyoming, South Dakota, and Wisconsin. MFC provides real estate brokerage services in Minnesota and Wisconsin through its Edina Realty, Inc. subsidiary with 59 locations. The company's Equity Title Services subsidiary offers title closing services with eight offices in Minnesota and Wisconsin.